Exhibit 24.2

POWER OF ATTORNEY

The undersigned directors and/or officers of Insurance Auto Auctions Corp., IAA Services, Inc. and IAA Acquisition Corp. (the “Guarantors”) hereby constitute and appoint Thomas C. O’Brien and Scott P. Pettit, and each of them, severally, their true and lawful attorneys-in-fact:

(i)	to execute, in their names and capacities as directors and/or officers of the Guarantors, one or more registration statements on Form S-4, and all exhibits, amendments and supplements thereto and any related documents, to register new notes (and guarantees) to be exchanged for the $150 million principal amount of 11% Senior Notes of the Insurance Auto Auctions, Inc., and

(ii)	to file, in the name and on behalf of the Guarantors, such registration statements, exhibits, amendments, supplements and documents with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

This Power of Attorney automatically ends as to each appointee upon the termination of his or her service with the Corporation.

In witness whereof, the undersigned have executed this instrument on                     , 2005.

/s/ Thomas C. O’Brien Thomas C. O’Brien

/s/ Scott P. Pettit Scott P. Pettit

/s/ Sidney L. Kerley Sidney L. Kerley